Exhibit 99.1

Global Partners Reports First-Quarter 2015 Financial Results

First-Quarter Highlights:

  Net Income of $30.4 Million
  EBITDA of $71.8 Million
  Distributable Cash Flow of $53.7 Million

WALTHAM, Mass.--(BUSINESS WIRE)--May 7, 2015--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2015.

“Global delivered strong EBITDA and distributable cash flow that demonstrate the earnings power of our diversified business model,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Reflecting our acquisition of Warren Equities, as well as the favorable impact of declining gasoline prices, our Gasoline Distribution and Station Operations (GDSO) segment posted record product margin for the quarter.”

First Quarter 2015 Financial Summary

Net income attributable to Global Partners for the first quarter of 2015 was $30.4 million, or $0.92 per diluted limited partner unit, compared with $57.0 million, or $2.03 per diluted limited partner unit, for the first quarter of 2014.

Combined product margin for the first quarter of 2015 was $190.1 million, compared with $173.2 million for the first quarter of 2014.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2015 were $71.8 million, compared with $86.5 million for the same period of 2014.

Distributable cash flow (DCF) for the first quarter of 2015 was $53.7 million, compared with $69.5 million for the first quarter of 2014.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2015 and 2014.

Sales for the first quarter of 2015 were $3.0 billion, compared with $5.1 billion for the same period in 2014, primarily attributed to lower commodity prices. Wholesale segment sales were $2.0 billion, compared with $4.0 billion for the first quarter of 2014. Sales in the GDSO segment were $780.4 million, versus $802.9 million for the same period in 2014. Commercial segment sales were $226.8 million, compared with $315.5 million for the first quarter of 2014.

Wholesale segment volume was 1.2 billion gallons in the first quarter of 2015, compared with 1.4 billion gallons for the same period of 2014. Volume in the GDSO segment was 341.5 million gallons for the first quarter of 2015, compared with 236.7 million gallons in the first quarter of 2014, primarily attributed to the acquisition of Warren Equities. Commercial segment volume was 126.4 million gallons, compared with 116.3 million gallons for the first quarter of 2014.

Gross profit was $168.6 million for the first quarter of 2015, compared with $159.0 million for the first quarter of 2014. Wholesale segment product margin was $80.1 million, compared with $107.8 million in the first quarter of 2014. The variance primarily reflects the results of unusually favorable market opportunities in the gasoline blendstocks market in Q1 2014, which did not recur in the first quarter of 2015. Product margin in the GDSO segment was $98.4 million, versus $53.1 million in the first quarter of 2014, primarily due to the acquisition of Warren Equities as well as the favorable impact of declining gasoline prices. Commercial segment product margin was $11.6 million for the first quarter of 2015 and $12.3 million in the same period of 2014.

Recent Highlights

  Global completed the acquisition of independent petroleum marketer Warren Equities, Inc. from The Warren Alpert Foundation for approximately $381 million. The acquisition expands Global’s portfolio with the addition of 147 company-operated Xtra Mart convenience stores and related fuel operations, 53 commission agent locations and fuel supply rights for approximately 320 dealers.
  Global entered into an agreement with Capitol Petroleum Group to purchase a portfolio of 97 primarily Mobil- and Exxon-branded owned or leased retail gas stations and seven dealer supply contracts in New York City and Prince George’s County, Maryland for total consideration, subject to closing adjustments, of $156 million. The closing is expected in the second quarter of 2015.
  Global acquired a terminal in Boston Harbor from Global Petroleum Corp., a privately held affiliated company, for total consideration of $23.65 million. The 2.1-million-barrel facility, which had been leased by the Partnership for many years, stores and distributes gasoline, gasoline blendstocks and distillates.
  The Partnership completed construction of an additional 176,000 barrels of tankage and rail infrastructure improvements at its crude transload terminal in Stampede, North Dakota. Global now has a total of 726,000 barrels of storage capacity in North Dakota.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.68 per unit, or $2.72 per unit on an annualized basis, on all of its outstanding common units for the period from January 1 through March 31, 2015. The distribution will be paid May 15, 2015 to unitholders of record as of the close of business on May 6, 2015.

Business Outlook

“The integration of Warren Equities is proceeding smoothly, and we are realizing the expected synergies from this transaction,” Slifka said. “Our purchase of the Capitol Petroleum portfolio is on track to close this quarter, and we expect the addition of these assets to enhance our earnings profile.”

“We continue to invest in organic projects within our energy-by-rail operations,” Slifka said. “Construction of an additional storage tank at our Stampede, North Dakota terminal is now complete, and we anticipate that the new pipeline connecting the terminal to Summit Midstream Partners’ Divide Gathering System should be commissioned by Q1 2016. In Port Arthur, Texas, we are excited about the interest we are seeing for multiple product lines at our planned waterborne rail terminal on a 225-acre site owned by Kansas City Southern.”

“Despite the uncertainty in today’s environment, and current market conditions which continue to negatively impact crude by rail performance, our bias remains unchanged that Bakken crude will move to both coasts,” Slifka concluded.

Global affirmed its full-year 2015 EBITDA guidance range of $205 million to $225 million, which does not include the proposed acquisition of the Capitol Petroleum portfolio. The guidance is based on assumptions regarding market conditions such as demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment, and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2015 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is a leader in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With nearly 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 146 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Sales	$2,979,116	$5,116,928
Cost of sales	2,810,558	4,957,904
Gross profit	168,558	159,024

Costs and operating expenses:
Selling, general and administrative expenses	48,786	37,298
Operating expenses	68,656	47,952
Amortization expense	5,341	4,528
Loss on asset sales	437	663
Total costs and operating expenses	123,220	90,441

Operating income	45,338	68,583

Interest expense	(13,963)	(11,107)

Income before income tax expense	31,375	57,476

Income tax expense	(966)	(322)

Net income	30,409	57,154

Net loss (income) attributable to noncontrolling interest	6	(144)

Net income attributable to Global Partners LP	30,415	57,010

Less: General partner's interest in net income, including
incentive distribution rights (1)	2,179	1,508

Limited partners' interest in net income	$28,236	$55,502

Basic net income per limited partner unit (2)	$0.92	$2.04

Diluted net income per limited partner unit (2)	$0.92	$2.03

Basic weighted average limited partner units outstanding	30,599	27,261

Diluted weighted average limited partner units outstanding	30,712	27,296

(1) As a result of the December 2014 issuance of 3,565,000 common units in connection with the Partnership's public offering, the general partner interest was reduced to 0.74% for the three months ended March 31, 2015 from 0.83% for the three months ended March 31, 2014.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$6,345	$5,238
Accounts receivable, net	410,881	457,730
Accounts receivable - affiliates	3,845	3,903
Inventories	371,627	336,813
Brokerage margin deposits	33,737	17,198
Derivative assets	57,470	83,826
Prepaid expenses and other current assets	74,123	56,515
Total current assets	958,028	961,223

Property and equipment, net	1,174,083	825,051
Intangible assets, net	80,049	48,902
Goodwill	301,987	154,078
Other assets	54,637	50,723

Total assets	$2,568,784	$2,039,977

Liabilities and partners' equity
Current liabilities:
Accounts payable	$307,520	$456,619
Working capital revolving credit facility - current portion	125,400	-
Line of credit	-	700
Environmental liabilities - current portion	3,085	3,101
Trustee taxes payable	90,183	105,744
Accrued expenses and other current liabilities	60,918	82,820
Derivative liabilities	48,272	58,507
Total current liabilities	635,378	707,491

Working capital revolving credit facility - less current portion	150,000	100,000
Revolving credit facility	517,400	133,800
Senior notes	368,316	368,136
Environmental liabilities - less current portion	72,186	34,462
Deferred tax liability	120,708	14,078
Other long-term liabilities	61,811	45,854
Total liabilities	1,925,799	1,403,821

Partners' equity
Global Partners LP equity	593,777	586,942
Noncontrolling interest	49,208	49,214
Total partners' equity	642,985	636,156

Total liabilities and partners' equity	$2,568,784	$2,039,977

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$29,829	$49,663
Crude oil	15,257	23,490
Other oils and related products	35,007	34,616
Total	80,093	107,769
Gasoline Distribution and Station Operations segment:
Gasoline	61,699	33,280
Station operations	36,723	19,797
Total	98,422	53,077
Commercial segment	11,558	12,329
Combined product margin	190,073	173,175
Depreciation allocated to cost of sales	(21,515)	(14,151)
Gross profit	$168,558	$159,024

Reconciliation of net income to EBITDA
Net income	$30,409	$57,154
Net loss (income) attributable to noncontrolling interest	6	(144)
Net income attributable to Global Partners LP	30,415	57,010
Depreciation and amortization, excluding the impact of noncontrolling interest	26,499	18,072
Interest expense, excluding the impact of noncontrolling interest	13,961	11,090
Income tax expense	966	322
EBITDA	$71,841	$86,494

Reconciliation of net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(113,915)	$53,146
Net changes in operating assets and liabilities and certain non-cash items	172,796	23,714
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(1,967)	(1,778)
Interest expense, excluding the impact of noncontrolling interest	13,961	11,090
Income tax expense	966	322
EBITDA	$71,841	$86,494

Reconciliation of net income to distributable cash flow
Net income	$30,409	$57,154
Net loss (income) attributable to noncontrolling interest	6	(144)
Net income attributable to Global Partners LP	30,415	57,010
Depreciation and amortization, excluding the impact of noncontrolling interest	26,499	18,072
Amortization of deferred financing fees and senior notes discount	1,638	1,388
Amortization of routine bank refinancing fees	(1,121)	(1,001)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(3,721)	(5,949)
Distributable cash flow	$53,710	$69,520

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(113,915)	$53,146
Net changes in operating assets and liabilities and certain non-cash items	172,796	23,714
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(1,967)	(1,778)
Amortization of deferred financing fees and senior notes discount	1,638	1,388
Amortization of routine bank refinancing fees	(1,121)	(1,001)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(3,721)	(5,949)
Distributable cash flow	$53,710	$69,520

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary